Exhibit 4.4

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT, dated as of March 11, 2024 (this “Amendment”), is made and entered into by and between Li-Cycle Holdings Corp., a corporation incorporated under the laws of the Province of Ontario (the “Company”), and Continental Stock Transfer & Trust Company, a federally chartered trust company, as Rights Agent (the “Rights Agent”). Except as otherwise provided herein, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Rights Agent previously entered into that certain Rights Agreement, dated as of October 31, 2023 (the “Agreement”);

WHEREAS, the Company intends to enter into a purchase agreement (the “Convertible Note Purchase Agreement”) to issue to Glencore Canada Corporation (“Purchaser”) a Senior Secured Convertible Note due March 2029 in the aggregate principal amount of $75,000,000 (the “Convertible Note”), with any interest due thereon permitted to be capitalized, at the Company’s election, by adding such interest to the aggregate outstanding principal balance of the Convertible Note, and which Convertible Note if redeemed, in whole or in part, by the Company prior to its maturity will result in the issuance of certain warrants to the holder thereof;

WHEREAS, in consideration of Purchaser’s willingness to enter into the Convertible Note Purchase Agreement and purchase the Convertible Note, the Company’s Board of Directors has approved this Amendment and determined to enter into, and to cause the Rights Agent to enter into, this Amendment;

WHEREAS, pursuant to Section 27 of the Agreement, prior to the occurrence of the Share Acquisition Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of Common Shares or, if applicable, any holders of Rights Certificates;

WHEREAS, as of the date hereof, the Share Acquisition Date has not occurred; and

WHEREAS, pursuant to the terms of the Agreement and in accordance with Section 27 thereof, the Company has directed that the Agreement be amended as set forth in this Amendment, and by its execution and delivery hereof, directs the Rights Agent to execute this Amendment.

NOW, THEREFORE, in consideration of the promises and the mutual agreements set forth in the Agreement and this Amendment, the parties hereby agree as follows:

1. Amendment to Definition of “Acquiring Person.”

(a)

The definition of “Acquiring Person” in Section 1(a) of the Agreement is amended by inserting a new Section 1(a)(vii): “Glencore Canada Corporation (“Purchaser”) or its Affiliates or Associates (such Persons together, “Glencore”), either individually or together solely by virtue of, or as a result of (A) Glencore’s beneficial ownership of Common Shares issuable upon conversion of the convertible notes in the aggregate principal amount of $200 million due in 2027 plus any accrued and unpaid interest (as such notes may be amended and restated from time to time, the “2027 Notes”) issued pursuant to that certain note purchase agreement, dated as of May 5, 2022 (the “2022 Note Purchase Agreement”), by and between the Company and an Affiliate of Purchaser, including such Common Shares issuable pursuant to the Company’s right to elect to pay interest in-kind pursuant to the terms of the 2027 Notes, or the issuance to Glencore and the exercise of any warrants upon the redemption of the 2027 Notes in accordance with the terms of the 2027 Notes; (B) the valid and binding approval, execution, and delivery of a note purchase agreement, to be entered into on or around March 11, 2024 (the “2024 Note Purchase Agreement” and together with the 2022 Note Purchase Agreement the

“Convertible Note Purchase Agreements”), by and among the Company, Purchaser and an Affiliate of Purchaser to issue to Purchaser a senior secured convertible note due March 2029 in the aggregate principal amount of $75,000,000 (the “2029 Note” and together with the 2027 Notes, the “Convertible Notes”) and the issuance of the 2029 Note to Glencore; (C) the issuance to Glencore of Common Shares upon conversion of the 2029 Note, in whole or in part, in accordance with the terms and conditions thereof, including any such Common Shares issued in connection with any interest the Company elects to pay in-kind; (D) the issuance to Glencore and the exercise of any warrants upon the redemption of the 2029 Note in accordance with the terms and conditions thereof; and (E) the performance or consummation of any of the other transactions contemplated by the Convertible Note Purchase Agreements or Convertible Notes (the foregoing actions being referred to herein as the “Permitted Events”); provided however, that notwithstanding the foregoing and for the avoidance of doubt, Glencore shall be deemed an Acquiring Person if Glencore shall become the Beneficial Owner of such number of additional Common Shares representing in excess of 5% of the Common Shares outstanding as of the date of the 2024 Note Purchase Agreement (other than (w) any Common Shares acquired by any employee of Glencore then providing services to the Company as a member of the Board pursuant to any equity grant awarded for such service or requirement to own Common Shares in accordance with any then applicable ownership guidelines, (x) pursuant to one or more Permitted Events, (y) as a result of a reduction in the number of Common Shares outstanding due to the repurchase of Common Shares by the Company or (z) pursuant to a stock split, stock dividend or similar transaction);”

(b)

The definition of “Acquiring Person” in Section 1(a) of the Agreement is amended by inserting a new Section 1(a)(viii): “any transferee of Glencore, and any transferee of any such transferee that, in any such case, has acquired beneficial ownership of Common Shares in accordance with the transfer restrictions set forth in Section 5(e) of the 2022 Note Purchase Agreement or Section 5(d) of the 2024 Note Purchase Agreement, as applicable, including beneficial ownership acquired as a result of the occurrence of one or more Permitted Events following such transfer; provided, however, that notwithstanding the foregoing and for the avoidance of doubt, such transferee shall be deemed an Acquiring Person if it or any of its Affiliates or Associates shall become the Beneficial Owner of any additional Common Shares from and after the date of such transfer (other than (x) pursuant to one or more Permitted Events, (y) as a result of a reduction in the number of Common Shares outstanding due to the repurchase of Common Shares by the Company or (z) pursuant to a stock split, stock dividend or similar transaction);”

2. Officer’s Certificate. This Section 2 shall constitute an executed and delivered certificate from an appropriate officer of the Company that, on behalf of the Company, (i) hereby certifies that to his or her actual knowledge this Amendment is in compliance with the terms of Section 27 of the Agreement and (ii) directs the Rights Agent to execute this Amendment.

3. Interpretation. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Agreement pertaining to the matters covered by this Amendment.

6. Governing Law. Section 33 of the Agreement shall apply mutatis mutandis to this Amendment.

7. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each party hereto, and their respective successors and assigns.

8. Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

9. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. In the event that any signature to this Agreement or any amendment hereto is delivered by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page was an original thereof. No party hereto may raise the use of such electronic execution or transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

10. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended herein, all other terms and conditions of the Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

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IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment No. 1 to the Agreement to be executed and delivered by its duly authorized officers or representatives as of the day and year first written above.

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS RIGHTS AGENT

By:	/s/ Luis Ortiz
Name: Luis Ortiz
Title: Vice President